Exhibit 15.1

                         TAX EXEMPT PROCEEDS FUND, INC.


                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940


                  This Distribution and Service Plan (the "Plan") is hereby amended to reflect that Reich & Tang Asset Management, Inc. has succeeded as sole general partner of Reich & Tang Distributors L.P. (the "Distributor") and Reich & Tang Asset Management L.P. has succeeded as sole limited partner of the Distributor. The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Distribution Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 5 of the previous Plan.

                  The Plan is adopted by Tax Exempt Proceeds Fund, Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan



                  1. The Fund has entered into a Distribution Agreement with the Fund's Distributor under which the Distributor has agreed to use all reasonable efforts to solicit orders for the purchase of the Fund's shares ("Shares"). The Fund has also entered into a Management Contract with the Manager. Under the Management Contract, the Manager pays the expenses of printing and distribution prospectuses, reports and other literature, and


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of advertising and other promotional  activities in connection with the offering of Shares of the Fund for sale to the public. It is understood that the Manager may pay for any expense it incurs under the terms of the Management Contract from any source available to it, including fees paid to it by the Fund.

                  2. The Manager may make payments to securities dealers and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholders services as the Fund may reasonably request. The Distributor will, in its sole discretion, determine the amount of such payments and may from time to time in its sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount the Fund is required to pay the Manager for the purpose of distributing Shares of the Fund are subject to compliance with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into by the Distributor and the participating organization.

                  3. The Fund will not make separate payments as a result of this Plan to the Manager, the Distributor or any other party, it being recognized that the Fund presently pays, and will continue to pay, a management fee to the Manager pursuant to the Management Contract. To the extent that any payments made by the


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Fund to the Manager,  including  payment of Management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

                    4. This Plan shall become effective upon approval by a vote of at least a "majority of the outstanding voting securities" of the Fund (as defined in the Act), and by a vote of a majority of the Board of Directors of the Fund, including a majority of Directors who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

                  5. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until December 31, 1996 , and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Directors of the Fund, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to authorize direct payments by the Fund to finance any activity primarily intended to result in the sale of Shares of the Fund, to increase materially the amount spent by

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the Fund  for  distribution  or any  amendment  of the  Management  Contract  to increase the amount to be paid by the Fund thereunder shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

                  6. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding voting securities of the Fund.

                  7. During the existence of this Plan, the Fund shall require the Manager to provide the Fund, for review by the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares of the Fund (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

                  8. This Plan does not require the Manager of Distributor to perform any specific type or level of distribution activities or to incur any specific level of expense for activities primarily intended to result in the sale of Shares of the Fund.

                  9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the


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remainder of the plan shall not be affected thereby.